Exhibit 8.1

List of subsidiaries of Crucell N.V.

The Company’s most significant subsidiaries as of December 31, 2007 were:

			2007	2006	2005
Name	Legal Seat	Country	Ownership	Ownership	Ownership
Crucell Holland B.V.	Leiden	the Netherlands	100%	100%	100%
U-BiSys B.V.	Utrecht	the Netherlands	100%	100%	100%
ChromaGenics B.V.	Amsterdam	the Netherlands	100%	100%	100%
Berna Biotech AG	Bern	Switzerland	100%	100%	0%
Berna Biotech España SA	Madrid	Spain	100%	100%	0%
Berna Biotech Italia Srl	Milano	Italy	100%	100%	0%
Etna Biotech Srl	Catania	Italy	100%	100%	0%
Berna Rhein B.V.	Leiden	the Netherlands	100%	100%	0%
Rhein Vaccines B.V. (*)	Maastricht	the Netherlands	—	100%	0%
Berna Biotech Korea corp.	Seoul	Korea	100%	100%	0%
Crucell Holding Inc.	Wilmington, DE	United States	100%	100%	0%
Crucell Vaccines Inc.	Wilmington, DE	United States	100%	100%	0%
Crucell Biologics Inc.	Wilmington, DE	United States	100%	100%	0%
SBL Vaccin Holding AB	Stockholm	Sweden	100%	100%	0%
SBL Vaccin AB	Stockholm	Sweden	100%	100%	0%
Vitec AB	Stockholm	Sweden	100%	100%	0%

* On November 30, 2007 Rhein Vaccines B.V. legally merged into Berna Rhein B.V. and ceased to exist per that date.